Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

August 26, 2014

BARCLAYS 08.25.2014

Women Leadership Index

Digital storyboard | 300x250


NYSE Arca: WIL
BARCLAYS
Diversify your portfolio.
Invest in gender diversity.
Introducing Barclays
Women in Leadership ETNs
(NYSE Arca: WIL)
CLOSE X
An investment in the ETNs involves significant risks, including possible loss of principal and may not be suitable for all investors. For a description of the main risks, see "Risk Factors" in the applicable prospectus. The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are speculative and may exhibit high volatility. The ETNs are also subject to certain investor fees, which will have a negative effect on the value of the ETNs. The Index may be subject to concentration risks as it may be concentrated in a few industry sectors and subject to greater volatility than a more broadly diversified stock index. The Index is of recent origin and very limited historical performance data for the
Index exists. Owning the ETNs is not the same as owning interests in the index constituents or a security directly linked to the performance of the Index. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. Barclays Capital Inc. is a member of the Securities Investor Protection Corporation (SIPC). The Barclays Women
in Leadership Total Return USD Index is a trademark of Barclays Bank PLC. ©2014 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED. NO BANK GUARANTEE. MAY LOSE VALUE.
Invest in gender-diverse leadership
Learn more
barclays.com/WILETN

Women Leadership Index | Digital | 300 x 250 Page 1

NYSE ARCA: WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 2

DIVERSIFY YOUR PORTFOLIO NYSE ARCA: WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 3

DIVERSIFY YOUR PORTFOLIO NYSE ARCA: WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 4

DIVERSIFY YOUR PORTFOLIO NYSE ARCA: WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 5

DIVERSIFY YOUR PORTFOLIO NYSE ARCA: WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 6

DIVERSIFY YOUR PORTFOLIO Invest in general diversity NYSE ARCA: WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 7

DIVERSIFY YOUR PORTFOLIO Invest in general diversity NYSE ARCA: WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 8

DIVERSIFY YOUR PORTFOLIO Invest in general diversity NYSE ARCA: WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 9

Introducing Barclays Women in Leadership ETNs (NYSE Arca: WIL) NYSE Arca WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 10

CLOSE X An investment in the ETNs involves significant risks, including possible loss of principal and may not be suitable for all investors. For a description of the main risks, see “Risk Factors” in the applicable prospectus. The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are speculative and may exhibit high volatility. The ETNs are also subject to certain investor fees, which will have a negative effect on the value of the ETNs. The Index may be subject to concentration risks as it may be concentrated in a few industry sectors and subject to greater volatility than a more broadly diversified stock index. The Index is of recent origin and very limited historical performance data for the Index exists. NYSE Arca WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 11

CLOSE X Owning the ETNs is not the same as owning interests in the index constituents or a security directly linked to the performance of the Index. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. Barclays Capital Inc. is a member of the Securities Investor Protection Corporation (SIPC). The Barclays Women in Leadership Total Return NYSE Arca WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 12

CLOSE X USD Index is a trademark of Barclays Bank PLC. ©2014 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED. NO BANK GUARANTEE. MAY LOSE VALUE. NYSE Arca WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 13

Invest in gender-diverse Leadership Learn more NYSE Arca WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 14

Invest in gender-diverse Leadership Barclays.com/WILETN NYSE Arca WIL BARCLAYS Women Leadership Index | Digital | 300 x 250 Page 15